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                                                                    EXHIBIT 12.1



                      Visteon Corporation and Subsidiaries
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
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                                  (in millions)


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
                                                         For the Years Ended December 31,
                                              ---------------------------------------------------
                                                2001       2000       1999       1998      1997
                                              -------    -------    -------    -------    -------
Earnings
  Income/(loss) before income taxes           $  (169)   $   439    $ 1,172    $ 1,116    $   815

  Equity in net (income)/loss of affiliates
    plus dividends from affiliates                (12)       (39)       (23)        (9)       (13)
  Adjusted fixed charges a/                       172        212        172        104         98
                                              -------    -------    -------    -------    -------
     Earnings                                 $    (9)   $   612    $ 1,321    $ 1,211    $   900
                                              =======    =======    =======    =======    =======

Fixed Charges
  Interest expense b/                         $   139    $   176    $   149    $    86    $    94
  Interest portion of rental expense c/            35         39         24         17         12
                                              -------    -------    -------    -------    -------
     Fixed charges                            $   174    $   215    $   173    $   103    $   106
                                              =======    =======    =======    =======    =======

Ratios
  Ratios of earnings to fixed charges d/          N/A        2.8        7.6       11.8        8.5
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a/ Fixed charges, as shown below, adjusted to exclude the amount of interest capitalized during the period.

b/ Includes interest, whether expensed or capitalized, and amortization of debt issuance expense and discount or premium relating to any indebtedness.
c/ One-third of all rental expense is deemed to be interest.

d/ For the year ended December 31, 2001, fixed charges exceeded earnings by $183 million, resulting in a ratio of less than one.